(Letterhead)                          "K" Line America, Inc.
                                      535 Mountain Avenue
                                      Murray Hill, New Jersey  07974
                                      TEL: (908) 582-9000  FAX: (908) 582-9001

                                      March 31, 1996

Private & Confidential

Mr. Robert B. Wallach
President
MCC Corporation
535 Mountain Avenue
Murray Hill, NJ  07974

Dear Bob:

    This letter will serve as a Letter Agreement between MCC Corporation (MCC) and "K" Line America, Inc. (KAM), conditioned on execution of the enclosed three documents.

    As per the attached list, total receivables due from MCC to KAM as of March 31, 1996, amount to $554,078.19. This balance does not include the principal payment of $210,161.25 on MCC's interest-bearing note, however, it does include the interest due on the note through January 31, 1996. Also attached is a list-ing of outstanding invoices due from KAM to MCC in the amount of $591,711.87. Please note an adjustment has been made for invoice #26622 to reflect accruals for those expenses by MCC as of April 30, 1995. This amounts to a net balance due to MCC from KAM of $69,856.82.

    The reimbursement by KAM of past due accounts receivable, net of allowances and existing as of April 30, 1995, for MCC and Themis, will be extended for an additional fifteen months until January 31, 1997. This extension period coin-cides with the extension of MCC's interest-bearing note. As previously noted, MCC will provide monthly reporting of these amounts as originally stated in the contract. The current outstanding balance is $46,144.70 pursuant to the attach-ed schedule. Please confirm this outstanding balance is net of allowances.

    Additionally, the companies agree to modify the terms of MCC's interest-bearing note to reflect the following changes in due dates of the principal amounts:

                Original Due Date               Revised Due Dates

                     12/01/95                          03/01/97
                     11/01/96                          02/01/98
                     05/01/97                          08/01/98
                     11/01/97                          02/01/99

Mr. Robert B. Wallach
March 31, 1996
Page 2


    KAM will agree to set aside the security deposit amount of $38,332.06 due from MCC toward the rent, upon receipt by "K" Line Realty, Inc. of the new se-curity deposit at the time of execution of the new lease agreement beginning June 1, 1996.

    The furniture and fixtures may be purchased by MCC as of November 1, 1995, at a price of $150,000. KAM will accept a monthly payment of $5,000.00 for thirty (30) months, due on the last day of each month. The furniture items cur-rently being used by KAM are the only items that will not be sold to MCC. The amounts due to KAM through March 31, 1996, are included in this reconciliation.

    Effective April 1, 1996, MCC will purchase the telephone equipment at the price of $8,948.80, pursuant to the lease agreement attached hereto with the last rental payment of $2,588.00 payable on March 31, 1996, which has been in-cluded in this reconciliation.

    The mainframe computer processing agreement will be extended through October 31, 1996, and the monthly charges for the period April 1, 1996 through October 31, 1996, will be $80,000.00 for the following applications:

Corporate Accounting
Disbursement Accounting
Cargo Claims Reporting
Maintenance and Repair Accounts Receivable
Data Storge - Vessel Control Records
Data Storge - Equipment Control Records
Street Time Billing
        Per Diem
        Store Door
        RBC Domestic
        RBC OCP
EMS/cc: Mail Gateway (proactively monitored)
Chrysler EDI
Chrysler Claims
Union Carbide - Booking (Including TRAC Master Files)
EIR Index
Statistical Reports
Programming Development
Trucker Verification
Data Warehouse

Mr. Robert B. Wallach
March 31, 1996
Page 3

    MCC will provide to KAM for the period of June 1, 1996 through October 31, 1996, two (2) full-time individuals to provide Mainframe application and PC Pro-gramming at the rate of $4,125.00 per week. Programming support beyond the des-ignated full-time individuals will be on a per request basis at a rate of $65.00 per hour. The current agreement will remain in effect through May 31, 1996.

    The $2,250.00 per month charge for Norton Lilly's on-line equipment connec-tion will continue, month to month, with a 30 day cancellation notice.

    MCC will continue to provide Microsystems Support services on the current basis through the end of the current contract period and will respond to the RFP.

    MCC will continue to provide Micrographics services on the current basis, month to month, with a 90 day cancellation notice.

    The companies agree to maintain a current status of the respective accounts and each reserves the right to offset their accounts payable to the other based on unpaid amounts. Accounts will be considered delinquent if not paid within 45 days. Each party will give notice prior to offsetting delinquent amounts.

    Please signify acceptance to all of the above by signing in the space below.


                                        Sincerely,


                                        David N. Mills
                                        Senior Vice President





MCC Corporation
Accepted By:


Robert B. Wallach, President

Date: ______________________

DNM:as